Exhibit 5.1

Bradley M. Libuit +1 415 693 2021 blibuit@cooley.com

February 26, 2019

Cornerstone OnDemand, Inc.

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

Ladies and Gentlemen:

We have acted as counsel to Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 3,238,711 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 2,649,855 shares of Common Stock (the “2010 EIP Shares”) pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 EIP”) and (c) 588,856 shares of Common Stock (the “2010 ESPP Shares”) pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”, and together with the 2010 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Certificate of Incorporation and Bylaws, as in effect as of the date the Plans were adopted, (d) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (e) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate executed by an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2010 EIP Shares and the 2010 ESPP Shares, when sold and issued in accordance with the 2010 EIP and the 2010 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   101 California Street   5th Floor   San Francisco, CA   94111-5800

t: (415) 693-2000   f: (415) 693-2222   cooley.com

February 26, 2019

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Bradley M. Libuit
Bradley M. Libuit

Cooley LLP   101 California Street   5th Floor   San Francisco, CA   94111-5800

t: (415) 693-2000   f: (415) 693-2222   cooley.com